APPENDIX E
2023 OMNIBUS INCENTIVE PLAN

Greenlight Capital Re, Ltd.
2023 Omnibus Incentive Plan

1.            Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of Share-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value. The Plan shall not terminate, amend or modify any provision of the Prior Plan (defined below) or adversely affect any awards granted under the Prior Plan or rights outstanding under the Prior Plan; provided, however, that, following approval of the Plan by the Company’s shareholders, no further awards will be granted under the Prior Plan.

2.    Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(1)“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(2)“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based or cash-based award granted under the Plan.

(3)“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or a written agreement governing the grant of any other Award granted under the Plan.

(4)“Board” means the Board of Directors of the Company.

(5)“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) Serious Misconduct on the part of the Participant, (2) further misconduct on the part of the Participant at any time following the issue of a formal written warning in respect of misconduct; (3) any act or omission that constitutes a material breach of any provision of the Plan, Award Agreement or Participant Agreement which is not cured, if curable, within ten (10) days after written notice thereof; (4) impeding or failing to materially cooperate with any investigation by the Company or any of its Affiliates; (5) a material breach of fiduciary duty by the Participant; (6) the failure, refusal or neglect by the Participant to perform the Participant’s duties hereunder or the failure, refusal or neglect to follow any lawful and reasonable direction in a satisfactory manner within ten (10) days of the issue of a formal written warning in respect thereof.; or (7) where the Committee determines there is any other substantial reason to terminate the Participant’s employment or service for Cause in light of which it is reasonable to do so in accordance with Section 51(1)(f) of the Cayman Labour Act (as amended). The Committee, in good faith, shall determine all matters and questions relating to whether Cause exists any determination shall be conclusive and binding. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by the Service Recipient for Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award in connection with or following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(6)“Change in Control” means:

(1) any “person” or “group” becomes the “beneficial owner” (as such terms are used in Rule 13d-3 promulgated under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the Shares (measured by voting power rather than number of shares); provided, however, that an event described in this paragraph (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (B) any Company underwriter temporarily holding securities pursuant to an offering of such securities, or (C) any person or group pursuant to a Non-Qualifying Transaction (as defined in paragraph (2)); or

(2) the Company consolidates or merges with or into any other person or group or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets and the assets of the Company’s direct and indirect subsidiaries (on a consolidated basis) to any other person or group, in either one transaction or a series of related transactions which occur within six months, other than a consolidation or merger or disposition of assets: (A) of or by the Company into or to a 100% owned subsidiary of the Company, or (B) pursuant to a transaction in which the outstanding Shares are changed into or exchanged for securities or other property with the effect that the beneficial owners of the outstanding Shares immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the Shares (measured by voting power rather than number of shares) of the surviving corporation or the person or group to whom the Company’s assets are transferred immediately following such transaction (any transaction which satisfies the criteria specified in (A) or (B) above shall be deemed to be a “Non-Qualifying Transaction”).

Notwithstanding the foregoing, with respect to the payment of any amount that constitutes a “deferral of compensation” subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(7)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(8)“Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(9)“Company” means Greenlight Capital Re, Ltd. or its permitted successors and assigns.

(10)“Corporate Event” has the meaning set forth in Section 10(b) hereof.

(11)“Data” has the meaning set forth in Section 20(f) hereof.

(12)“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination made for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or one of its Affiliates.

(13)“Disqualifying Disposition” means any disposition (including any sale) of Share acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Share.

(14)“Effective Date” means March 3, 2023, which is the date on which the Plan was approved by the Board, subject to the approval of the Plan by the shareholders of the Company.

(15)“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates; (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(16)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(17)“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(18)“Fair Market Value” means, as of any date, the value of the Shares determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value of the Shares will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable; (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Shares will be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable; or (iii) in the absence of a public market for the Shares, the Fair Market Value of the Shares will be as determined in good faith by the Committee, and in a manner consistent with Section 409A of the Code, and such determination shall be conclusive and binding on all persons..

(19)“GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(20)“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(21)“Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(22)“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Shares at a specified price during a specified time period.

(23)“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(24)“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(25)“Participant Agreement” means an employment, consulting, change in control, severance or any other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(26)“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(27)“Plan” means this Greenlight Capital Re., Ltd. 2023 Omnibus Incentive Plan, as amended from time to time.

(28)“Prior Plan” means the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan.

(29)“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(30)“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(31)“Restricted Stock” means Share granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(32)“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(33)“Restricted Stock Unit” means a notional unit representing the right to receive one Share (or the cash value of one Share, if so determined by the Committee) on a specified settlement date.

(34)“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(35)“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(36)“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(37)“Serious Misconduct” means, but is not limited to, (1) habitual drug or alcohol use which impairs the ability of the Participant to perform the Participant’s duties hereunder (other than where such drug is prescribed and administered in accordance with the instructions of a qualified physician); (2) commission of a criminal offence relevant to the Participants employment or service (other than a minor traffic offence); (3) violation of any restrictive covenants by which the Participant may be bound; (4) fraud, dishonesty, embezzlement or misuse of funds or property belonging to the Company or any of its Affiliates; (5) violation by the Participant of the policies or code of conduct of the Company or any of its Affiliates that could reasonably be expected to result in harm (financial, reputational or otherwise) to the Company of its Affiliates; or (6) any acts, omissions or statements by the Participant that would reasonably be expected to be materially detrimental or damaging to the reputation, operations, or business relations of any member of the Company or its Affiliates.

(38)“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(39)“Share Pool” has the meaning set forth in Section 4(a) hereof.

(40)“Shares” means the Class A ordinary shares of the Company, par value $0.10 per share, as may be redesignated or renamed from time to time, of the Company, and such other securities as may be substituted for such shares pursuant to Section 10 hereof.

(41)“Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Shares over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Shares.

(42)“Substitute Award” has the meaning set forth in Section 4(a) hereof.

(43)“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.            Administration.

1.Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of Shares subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company; (6) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election; (7) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; (8) construe, administer, and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (9) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (10) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including but not limited to upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

2.Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

3.Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

4. Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4.            Shares Available Under the Plan; Other Limitations.

(1)Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the maximum aggregate number of Shares that may be reserved for issuance and delivered in the aggregate pursuant to Awards under the Plan shall equal: (i) 2,000,000 plus (ii) any Shares that remain or otherwise become available under the terms of the Prior Plan (including as a result of forfeiture, expiration, termination, cancelation or settlement other than by delivery of Shares of awards outstanding under the Prior Plan) (the “Share Pool”). Shares delivered under the Plan shall consist of authorized and unissued shares, shares held in the treasury of the Company, or previously issued Shares reacquired by the Company on the open market or by private purchase, or a combination of the foregoing. Notwithstanding the foregoing,  except as may be required by reason of Section 422 of the Code, the Share Pool shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”).

(2) Share Counting Rules. The Share Pool shall be reduced, on the date of grant, by the relevant number of Shares for each Award granted under the Plan that is valued by reference to a Share. If, after the Effective Date, any Award granted under the Plan or the Prior Plan (A) is forfeited or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto or (B) is settled other than wholly by the delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award shall again become available to be delivered pursuant to

Awards under the Plan.  The following Shares may not again be made available for issuance as Awards and may not be added back to the Share Pool: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option, (ii) Shares withheld or used to satisfy the grant price, exercise price or tax withholding obligation pursuant to any Award, including Shares used to pay the exercise price related to an outstanding Option or Stock Appreciation Right or (iii) Shares repurchased on the open market with the proceeds of an Option exercise price. For the avoidance of doubt, neither any Award (or portion thereof) that is settled in cash, nor any dividend payment (as defined in Section 4(h) hereof) made in conjunction with any Award that is settled in cash, shall count against the Share Pool.

(3) Incentive Stock Options. No more than 1,500,000 Shares hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(4)Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c), or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not be counted against the Share Pool; provided, that, Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

(5) Limitation on Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that, the independent members of the Board or the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

5.            Options.

(1)General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, and (ii) the date the shareholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(2)Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.

(3) Exercise Price. The exercise price per Share for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per Share for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(4)Payment for Shares. Payment for Shares acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2)  by delivery of Shares having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of Shares underlying the Option so exercised, reduced by (ii) the number of Shares equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(5)Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.

(6)Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:

(1)           In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2)           In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease; (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3)           In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g)          Special Provisions Applicable to Incentive Stock Options.

(1)           No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.

(2)           To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3)           Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

6.            Restricted Stock.

(a)           General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a shareholders as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)          Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c)          Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Shares or in the capital structure of the Company), less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase, and (B) the Fair Market Value of the Shares on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.             Restricted Stock Units.

(a)            General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.

(b)            Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c)            Settlement. Restricted Stock Units shall be settled in Shares, cash, or property, or a combination thereof, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. A Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d)            Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any Shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.             Stock Appreciation Rights.

(a)            General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b)           Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten years from the date it was granted.

(c)            Base Price. The base price per Share for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per Share for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d)            Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.

(e)            Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Shares, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each Share underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each Share to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one Share on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f)            Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:

(1)            In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2)            In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3)            In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9.            Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.            Adjustment for Recapitalization, Merger, etc.

(a)            Capitalization Adjustments. The aggregate number and class of Shares or other securities that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number and class of Shares or other securities covered by each outstanding Award, and the price per Share underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of Share, other securities or other consideration subject to such Awards, (1) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of Shares, whether payable in the form of cash, shares, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b)            Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1)            The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;

(2)            The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;

(3)            The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4)            The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5)            The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)            Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11.            Use of Proceeds.

The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

12.            Rights and Privileges as a Shareholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Share ownership in respect of Shares that are subject to Awards hereunder until such shares have been issued to that Person.

13.            Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14.            Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.            Compliance with Laws.

The obligation of the Company to deliver Shares upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Shares to be offered or sold under the Plan or any Shares to be issued upon exercise or settlement of Awards. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Share certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.            Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may (but is not obligated to) permit or require Shares (which are not subject to any pledge or other security interest) to be used to satisfy all or any portion of applicable tax withholding requirements with respect to any Award, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. The Shares so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation (or portion thereof).

17.            Amendment of the Plan or Awards.

(1)Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(2) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(3) Shareholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Shares are listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(4) No Repricing of Awards Without Shareholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, reducing the exercise price of Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such Options or such Stock Appreciation Rights under GAAP, will require approval of the Company’s shareholders, unless the cancellation, exchange, repurchase or other action occurs in connection with an event set forth in Section 10 hereof.

18.            Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the date the shareholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.            Effective Date of the Plan.

The Plan is effective as of the Effective Date.

20.            Miscellaneous.

(a)            Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

(2) Certificates. Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Shares are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Shares shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(c)            Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d)            Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e)            Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(f)            Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(f) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g)            No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h)            Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(i)            Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Cayman Islands, without reference to the principles of conflicts of laws thereof.

(j)            Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(k)            Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of New York (or such other location as the parties thereto may agree) before the American Arbitration Association (“AAA”). Such arbitration shall be conducted in accordance with AAA’s Employment Arbitration Rules and Procedures, as modified herein, and shall be conducted by a single arbitrator. The arbitrator will apply the law of the Cayman Islands. Except as otherwise set forth below, the arbitrator, and not any federal, state, or local court or adjudicatory authority, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of the Plan or any Award Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Section 20(k) is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Except as otherwise provided herein, a Participant (or such Participant’s transferee or estate) shall treat any arbitration as strictly confidential, and shall not disclose the existence or nature of any claim or defense; any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim or defense; or any rulings, decisions, or results of any claim, defense, or argument to any third party, with the exception of legal counsel. The arbitrator shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages not measured by the prevailing party’s actual losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of New York or any New York state court sitting in the State of New York. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(l)            Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(m)            Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(n)            Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(o)            Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Adopted by the Board of Directors: _______, 2023
Approved by the Shareholders: _______, 2023
Termination Date: _______, 2033